Exhibit 99.B(d)(78)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

WestEnd Advisors LLC

As of December 10, 2010, as amended March 23, 2011

SEI INSTITUTIONAL MANAGED TRUST

Large Cap Fund

Tax Managed Large Cap Fund

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

WestEnd Advisors LLC

As of December 10, 2010, as amended March 23, 2011

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	WestEnd Advisors LLC

By:	By:
/s/ Greg McIntire	/s/ Robert L. Pharr

Name:	Name:
Greg McIntire	Robert L. Pharr

Title:	Title:
Vice President	Managing Partner, Chief Investment Officer